EXHIBIT 99.2

FORM OF LETTER TO STOCKHOLDERS WHO ARE
RECORD HOLDERS

BIOFUEL ENERGY CORP.

Depositary Shares representing interests in Series A Non-Voting Convertible Preferred Stock

Offered Pursuant to Subscription Rights
Distributed to Stockholders
of BioFuel Energy Corp.

[                    ]

Dear Stockholder:

Enclosed for your consideration is a prospectus (the “Prospectus”) dated [                    ] relating to the rights offering (the “Rights Offering”) by BioFuel Energy Corp. (the “Company”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase one depositary share (a “Depositary Share”) representing a fractional interest in a share of Series A Non-Voting Convertible Preferred Stock per Right, distributed to all holders of record (“Record Holders”) of common stock (“Common Stock”) of the Company, on 5:00 p.m., New York City time, on [                    ] (the “Record Date”). The Rights, the Depositary Shares and the Series A Non-Voting Convertible Preferred Stock are described in the Prospectus.

The Rights will expire if not exercised, at 5:00 p.m., New York City time, on [                    ] (as it may be extended, the “Expiration Date”), unless extended by the Company, as described in the Prospectus.

As described in the accompanying Prospectus, you will receive [                    ] Rights for each share of Common Stock carried by us in your account as of 5:00 p.m., New York City time, on the Record Date.

Each whole Right entitles the holder thereof to purchase one Depositary Share  (the “Basic Subscription Privilege”) at the cash price of $0.56 (the “Rights Price”). In addition, Rights holders are entitled to subscribe for an additional amount of Depositary Shares equal to up to 100% of the Depositary Shares for which they were otherwise entitled to subscribe (the “Over-Subscription Privilege”). If there is a sufficient number of Depositary Shares (the “Excess Depositary Shares”) available to fully satisfy the Over-Subscription Privilege requests of all holders following the exercise of Rights under their Basic Subscription Privileges, all over-subscription requests will be honored in full. If insufficient Depositary Shares are available to fully satisfy the Over-Subscription Privilege requests of all holders, the available unsubscribed Depositary Shares will be distributed proportionately among those holders who exercised their Over-Subscription Privilege based on the number of Depositary Shares each holder subscribed for pursuant to their Over-Subscription Privilege.  Fractional Depositary Shares resulting from the proportionate distribution of unsubscribed Depositary Shares pursuant to the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

Each share of Series A Non-Voting Convertible Preferred Stock will, following the requisite stockholder approval, as described in the Prospectus, automatically convert into [                    ] shares of Common Stock.  Upon such conversion, each Depositary Share shall entitle the holder thereof to receive one share of Common Stock and, upon the distribution of one share of Common Stock to the holder, each such Depositary Share shall be automatically cancelled and have no further value. The Common Stock is traded on The NASDAQ Global Market (“NASDAQ”) under the symbol “BIOF.” The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which will be non-transferable. The Depositary Shares will not be listed for trading on any stock exchange.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Rights Certificate;

3.	Instructions as to the Use of BioFuel Energy Corp. Rights Certificates; and

4.	A return envelope addressed to The Bank of New York Mellon, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you must properly complete and sign the Rights Certificate and forward it, with payment of the Rights Price in full for each Depositary Share subscribed for, as indicated in the Prospectus in the Section entitled “The Rights Offering.”

The Subscription Agent must receive the Rights Certificate with payment in full prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS.  ONCE A HOLDER OF RIGHTS HAS EXERCISED ITS SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT ANY VALUE.

Additional copies of the enclosed materials may be obtained from Okapi Partners LLC, the Information Agent. The Information Agent’s telephone number is (212) 297-0720 (for banks and brokerage firms) or (877) 869-0171 (for stockholders). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

BioFuel Energy Corp.